NEWS RELEASE Investor Contacts Lisa Elliott, DRG&L lelliott@drg-l.com / 713-529-6600 C&J Energy Services, Inc. Danielle Hunter, Senior Counsel dhunter@cjenergy.com (713) 260-9900
C&J Energy Services Announces Third Quarter 2011 Results

Third quarter EPS up 30.9% sequentially to $0.89 on revenues of $229.0 million
HOUSTON, TEXAS, November 9, 2011 — C&J Energy Services, Inc. (NYSE:CJES) today reported net income of $46.3 million, or $0.89 per diluted share, for the third quarter of 2011 compared with net income of $33.2 million, or $0.68 per diluted share, for the second quarter of 2011 and net income of $13.8 million, or $0.29 per diluted share, for the same quarter a year ago.
Revenues for the third quarter of 2011 grew 26% to $229.0 million compared to $182.2 million for the second quarter of 2011 and 173% compared to revenue of $83.9 million for the same quarter a year ago. The increase in third quarter revenue and net income over the previous quarter was primarily due to timely delivery and deployment of our fifth hydraulic fracturing fleet. The increase over the third quarter of 2010 was primarily due to the addition and deployment of Fleet 3 in January 2011, Fleet 4 in April 2011, and Fleet 5 in August 2011.
We reported Adjusted EBITDA (total earnings before net interest expense, income taxes, depreciation and amortization, loss on early extinguishment of debt and net gain or loss on disposal of assets) of $81.2 million in the third quarter of 2011, compared to $65.8 million for the previous quarter and $29.3 million for the third quarter of 2010. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles (“GAAP”) and is therefore reconciled to the nearest comparable GAAP financial measure, net income, in the accompanying financial tables.
“Strong demand for our services and the deployment of Fleet 5, along with continued operational excellence, generated another record level of revenue and earnings during the third quarter,” commented Josh Comstock, Chairman, President and Chief Executive Officer. “We averaged monthly revenue per unit of horsepower of $407 during the quarter, up from $371 in the second quarter. We believe our revenue per unit of horsepower is among the highest in the industry due to our superior execution, our capable and dedicated crews and our high specification equipment.”
“We continue to experience strong demand for all of our services. As we deploy Fleet 6 in the Permian Basin next month, we estimate that more than 75% of our equipment will be operating in oily and liquids rich basins. Additionally, as operators increasingly focus on basins that require longer laterals and highly complex completion services, we believe our reputation for superior execution in these challenging areas drives further demand for our services. We are seeking to secure multi-year take-or-pay contracts for Fleets 7 & 8 that are currently on order.”
“We generated $76.4 million of operating cash flow during the third quarter, allowing us to leave our $200.0 million revolving credit facility undrawn. With full access to this facility and all of our hydraulic fracturing fleets working under term contracts, we are well positioned for organic growth and to take advantage of opportunistic acquisitions as we look to capitalize on new opportunities in unconventional resource plays. We anticipate funding our operations and our planned capital expenditures, which we estimate will be approximately $36 million for the remainder of 2011, with a combination of cash on hand and cash flow from operations with no need to draw on our credit facility,” added Comstock.
Operational Results
As previously announced, we recently signed a two-year term contract with a top-tier independent E&P company for a 32,000 horsepower hydraulic fracturing fleet which will operate in the Permian Basin on a full month take-or-pay basis. We expect to take full delivery of all pumps and initially-ordered ancillary equipment later this month for deployment in December. At the customer’s request, and as contracted, a complete second set of ancillary equipment has been ordered for delivery in January 2012, which will enable Fleet 6 to be utilized as two independent 16,000 horsepower fleets for vertical completions, in addition to using the full 32,000 horsepower fleet to conduct horizontal work. Prior to the delivery of the additional ancillary equipment, we anticipate Fleet 6 will be used primarily for vertical completions. With the addition of Fleet 6, our aggregate hydraulic horsepower will be approximately 200,000.
Our hydraulic fracturing business contributed $191.8 million of revenue and completed 1,065 fracturing stages during the third quarter of 2011, compared to $150.6 million of revenue and 856 fracturing stages for the previous quarter. Hydraulic fracturing revenue for the third quarter of 2010 was $67.0 million and 291 fracturing stages were completed.
Our coiled tubing operations contributed $25.6 million of revenue and completed 877 coiled tubing jobs during the third quarter of 2011, compared to $22.1 million of revenue and 819 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the third quarter of 2010 was $14.2 million and 563 jobs were completed. We entered the third quarter of 2011 with a fleet of 14 coiled tubing units, took delivery and deployed one unit during the quarter, ending with a fleet of 15 coiled tubing units. Our stand-alone pressure pumping business generated $5.3 million of revenue during the third quarter of 2011, up from $5.0 million during the second quarter of 2011 and $2.7 million during the prior year quarter.
The equipment manufacturing business, which we entered into with the acquisition of Total Equipment and Service, Inc. (“Total”) in late April of this year, contributed $6.4 million of third party revenue during the third quarter of 2011, compared to $4.5 million during the previous quarter. The acquisition has yielded significant cash flow savings to date, resulting from reduced cost on intercompany purchases of hydraulic fracturing pumps, coiled tubing units and pressure pumping units. As previously announced, Total is in the process of constructing an approximate 36,000 square foot manufacturing facility adjacent to its existing facility. Construction of the new facility is progressing well and is on target to commence operations by the end of this year. By significantly increasing Total’s manufacturing capacity, we expect to further increase its ability to service our hydraulic fracturing, coiled tubing and pressure pumping businesses as well as existing and future third-party customers.
Capital expenditures totaled $41.3 million in the third quarter of 2011, $40.0 million of which was for expansion capital.
First Nine Months 2011
For the first nine months of 2011, we reported net income of $108.6 million, or $2.18 per diluted share, on revenues of $538.4 million, compared to net income of $17.8 million, or $0.37 per diluted share, on revenues of $158.4 million for the nine months ended September 30, 2010. First nine months results included approximately $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share).

Adjusted EBITDA for the first nine months of 2011 was $198.8 million compared to $51.9 million for the nine months ended September 30, 2010. Capital expenditures for the period totaled $106.5 million, $101.3 million of which was for expansion capital.
Conference Call Information
We will host a conference call on Thursday, November 10, 2011 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our third quarter 2011 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on the our website at http://www.cjenergy.com or by dialing 617-213-8849, and asking for the C&J Energy conference call. Please dial-in 10 to 15 minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 617-801-6888, and entering passcode 77890970 for one week following the call.
About C&J Energy Services, Inc.
We are an independent provider of premium hydraulic fracturing, coiled tubing and pressure pumping services with a focus on complex, technically demanding well completions. In addition, through our subsidiary Total E&S, Inc., we manufacture and repair equipment to fulfill our internal needs as well as for companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging basins in South Texas, East Texas/North Louisiana, Western Oklahoma and West Texas/East New Mexico. We are in the process of acquiring additional hydraulic fracturing fleets and evaluating opportunities with existing and new customers to expand our operations into new areas throughout the United States with similarly demanding completion and stimulation requirements.

Forward-Looking Statements and Cautionary Statements
This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.
For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$229,027	$83,921	$538,403	$158,361

Cost of sales	138,832	52,578	318,949	102,872

Gross profit	90,195	31,343	219,454	55,489

Selling, general and administrative expenses	15,690	4,669	36,219	11,384

(Gain)/loss on sale/disposal of assets	53	—	(20)	1,582

Operating income	74,452	26,674	183,255	42,523

Other income (expense):
Interest expense, net	(666)	(3,866)	(3,824)	(13,444)
Loss on early extinguishment of debt	—	—	(7,605)	—
Other income (expense), net	(1)	(81)	(40)	(38)

Total other expense, net	(667)	(3,947)	(11,469)	(13,482)

Income before income taxes	73,785	22,727	171,786	29,041

Income tax expense	27,511	8,917	63,189	11,271

Net income	$46,274	$13,810	$108,597	$17,770

Net income per common share:
Basic	$0.92	$0.30	$2.24	$0.38

Diluted	$0.89	$0.29	$2.18	$0.37

Weighted average common shares outstanding:
Basic	50,315	46,323	48,448	46,323

Diluted	52,205	48,259	49,863	47,689

C&J Energy Services, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$50,640	$2,817
Accounts receivable, net of allowance of $740 at September 30, 2011 and $509 at December 31, 2010	88,678	44,354
Inventories, net	26,954	8,182
Prepaid and other current assets	8,713	3,768
Deferred tax assets	764	265

Total current assets	175,749	59,386

Property, plant and equipment, net of accumulated depreciation of $40,487 at September 30, 2011 and $27,712 at December 31, 2010	188,782	88,395

Other assets:
Goodwill	65,057	60,339
Intangible assets, net of accumulated amortization of $6,915 at September 30, 2011 and $4,498 at December 31, 2010	26,655	5,768
Deposits on equipment under construction	2,959	8,413
Deferred financing costs, net of accumulated amortization of $265 at September 30, 2011 and $506 at December 31, 2010	2,675	3,190
Other noncurrent assets, net	598	597

Total assets	$462,475	$226,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,298	$14,524
Current portion of long-term debt	—	27,222
Accrued expenses	13,802	6,740
Income taxes payable	4,234	6,525
Customer advances and deposits	5,958	4,000
Other current liabilities	33	33

Total current liabilities	75,325	59,044
Long-term debt	—	44,817
Deferred tax liabilities	47,791	12,058
Other long-term liabilities	1,047	723

Total liabilities	124,163	116,642
Stockholders’ equity
Common stock, par value of $.01, 100,000,000 shares authorized, 51,886,574 issued and outstanding at September 30, 2011 and 47,499,074 issued and outstanding at December 31, 2010	519	475
Additional paid-in capital	198,513	78,288
Retained earnings	139,280	30,683

Total stockholders’ equity	338,312	109,446

Total liabilities and stockholders’ equity	$462,475	$226,088

C&J Energy Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$108,597	$17,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,640	7,855
Deferred income taxes	31,346	6,646
Provision for doubtful accounts, net of write-offs	205	437
(Gain) loss on disposal of assets	(20)	1,582
Loss on change in fair value of warrant liability	—	8,335
Stock-based compensation expense	7,346	98
Excess tax benefit of stock-based award activity		(512)
Non cash paid in kind interest expense	—	278
Amortization of deferred financing costs	556	491
Write-off of deferred financing costs related to early extinguishment of debt	2,899	—
Net effect of changes in assets and liabilities related to operating accounts	(24,867)	(15,723)

Cash provided by operating activities	141,190	27,769

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(106,471)	(18,647)
Payments made to acquire Total E&S, Inc., net of cash acquired	(27,225)	—
Proceeds from disposal of property and equipment	2,384	25

Cash used in investing activities	(131,312)	(18,622)

Cash flows from financing activities:
Payments on revolving debt, net	(3,100)	(37,500)
Proceeds from long-term debt	119,850	65,000
Repayments of long-term debt	(188,789)	(28,059)
Repayments of capital lease obligations	—	(40)
Financing costs	(2,939)	(2,618)
Proceeds from initial public offering, net of transaction fees	112,286	—
Stock options exercised	125	—
Excess tax benefit of stock-based award activity	512	—

Cash provided by (used in) financing activities	37,945	(3,217)

Net increase in cash and cash equivalents	47,823	5,930
Cash and cash equivalents, beginning of period	2,817	1,178

Cash and cash equivalents, end of period	$50,640	$7,108

Supplemental cash flow disclosure:
Cash paid for interest	$2,901	$3,950

Cash paid for taxes	$33,788	$2,443

C&J Energy Services, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010
Adjusted EBITDA	$81,157	$65,757	$29,327	$198,835	$51,922
Interest expense, net	(666)	(1,200)	(3,866)	(3,824)	(13,444)
Loss on early extinguishment of debt	—	(7,605)	—	(7,605)	—
Provision for income taxes	(27,511)	(18,313)	(8,917)	(63,189)	(11,271)
Depreciation and amortization	(6,653)	(5,384)	(2,734)	(15,640)	(7,855)
Gain (loss) on disposal of assets	(53)	(17)	—	20	(1,582)

Net income	$46,274	$33,238	$13,810	$108,597	$17,770